Exhibit (a)(1)(K)

FORM OF COMMUNICATION TO CERTAIN ELIGIBLE EMPLOYEES RECEIVING PAPER

ELECTION FORMS CONFIRMING ELECTION

IN THE CARDINAL HEALTH, INC. STOCK OPTION EXCHANGE PROGRAM

Your Cardinal Health, Inc. Stock Option Exchange Program election has been recorded as shown in the printout attached to this document.

If the elections reflected in the attached document are not your intent, please change or withdraw your election by either making a new election online on the offer website at https://cardinalhealth.equitybenefits.com before the offer expires or by delivering to Cardinal Health a new paper Election Form, which must be received before the offer expires. The offer is scheduled to expire at 11:59 p.m. Eastern Time on Friday, July 17, 2009. If you wish to change or withdraw your election, your new election must be received prior to the expiration of the offer.

If you have questions, please telephone Stock & Option Solutions toll-free at 1-800-936-5340 (from within the United States and Canada) or at 1-614-808-1620 (from outside the United States or Canada) or email them at StockOptionExchangeProgram@Cardinalhealth.com.